Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

KBR Benefits Committee and
Halliburton Company Audit Committee

We consent to the incorporation by reference in the Registration Statement No. 333-86080 on Form S-8 of Halliburton Company of our report dated June 15, 2006, appearing in this Annual Report on Form 11-K of the Kellogg Brown & Root, Inc. Retirement and Savings Plan for the year ended December 31, 2005.

/s/ MELTON & MELTON, L.L.P.

Houston, Texas
June 27, 2006